At Qorvo®	At the Financial Relations Board
Doug DeLieto	Joe Calabrese
VP, Investor Relations	Vice President
336-678-7088	212-827-3772

FOR IMMEDIATE RELEASE
August 14, 2018
QORVO ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION OF UP TO $130,000,000 OF 7.00% SENIOR NOTES DUE 2025

GREENSBORO, NC — August 14, 2018 — Qorvo® (Nasdaq: QRVO), a leading provider of innovative RF solutions that connect the world, today announced that it has commenced a tender offer (the “Tender Offer”) to purchase for cash up to $130,000,000 (the “Tender Cap”) of its outstanding 7.00% Senior Notes due 2025 (the “Notes”).
In connection with the Tender Offer, the Company is also soliciting consents (the “Consents”) from holders of the Notes (the “Consent Solicitation”) to proposed amendments to the indenture, dated as of November 19, 2015 (the “Indenture”), between the Company, the guarantors party thereto and MUFG Union Bank, N.A., as trustee, providing for amendment of the Indenture to, among other things, eliminate substantially all of the restrictive covenants and certain events of default under the Indenture with respect to the Notes and modify certain notice requirements for redemption of the Notes by the Company (the “Proposed Amendments”). In the event of any proration of the Notes, the Consents delivered shall be null and void.
The terms and conditions of the Tender Offer and Consent Solicitation are described in an Offer to Purchase and Consent Solicitation Statement, dated August 14, 2018 (the “Offer to Purchase and Consent Solicitation Statement”) and related Letter of Transmittal and Consent (collectively, the “Offer Documents”).  The following table summarizes the material pricing terms of the Tender Offer.

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap	Early Tender Payment(1)(2)	Tender Offer Consideration (1)(3)	Total Consideration(1)(3)
7.00% Senior Notes due 2025	74736KAD3 / 74736KAC5 / U7471QAB0	$248,500,000	$130,000,000	$30.00	$1,070.00	$1,100.00

(1)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2)	Included in the Total Consideration for Notes tendered and accepted for purchase at or prior to the Early Tender Deadline.
(3)	Does not include accrued and unpaid interest that will be paid on the Notes accepted for purchase.

The Tender Offer and Consent Solicitation will expire at 12:01 a.m., New York City time, on September 12, 2018, unless extended or earlier terminated by the Company (the “Expiration Date”).  No tenders submitted after the Expiration Date will be valid.  Subject to the terms and conditions of the Tender Offer, including the Tender Cap and proration, holders of Notes that are validly tendered at or prior to 5:00 p.m., New York City time, on August 27, 2018 (such date and time, as it may be extended, the “Early Tender Deadline”) and not validly withdrawn at any time prior to 5:00 p.m., New York City time, on August 27, 2018, unless extended (such date and time, as it may be extended, the “Withdrawal Deadline”) and accepted for purchase pursuant to the Tender Offer will be eligible to receive the Total Consideration set forth in the table above, which includes the Early Tender Payment set forth in the table above.  Holders of Notes tendering their Notes after the Early Tender Deadline and prior to the Expiration Date will only be eligible to receive the Tender Offer Consideration set forth in the table above, which is the Total Consideration less the Early Tender Payment.
In addition, holders of all Notes validly tendered and accepted for purchase pursuant to the Tender Offer will receive accrued and unpaid interest on such Notes from the last interest payment date with respect to such Notes to, but not including, the applicable Settlement Date (as defined below).
The aggregate principal amount of the Notes that may be purchased pursuant to the Tender Offer will not exceed the Tender Cap. The Company reserves the right, but is under no obligation to increase or decrease the Tender Cap at any time, in each case without extending the Early Tender Deadline or the Withdrawal Deadline for the Tender Offer or otherwise reinstating withdraw or revocation rights of holders, subject to applicable law, which could result in the Company purchasing a greater or lesser amount of the Notes in the Tender Offer. Acceptance for tenders of the Notes may be subject to proration if the aggregate principal amount of the Notes validly tendered and not validly withdrawn would exceed the Tender Cap.
The consummation of the Tender Offer and Consent Solicitation are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase and Consent Solicitation Statement, including, among others, the Company consummating the New Debt Financing (as defined in the Offer to Purchase and Consent Solicitation Statement) on terms satisfactory to it, and having funds available therefrom that will allow it to purchase the Notes pursuant to the Tender Offer.
In order for the Proposed Amendments to be adopted, Consents must be received in respect of a majority of the aggregate principal amount of the Notes then outstanding (excluding Notes owned by the Company or its affiliates) (the “Requisite Consents”).  Assuming receipt of the Requisite Consents, the Company expects to execute and deliver a supplemental indenture to the Indenture giving effect to the Proposed Amendments, promptly following the receipt of the Requisite Consents.  The supplemental indenture will become effective upon execution, but will provide that the Proposed Amendments will not become operative unless the Company accepts the Notes satisfying the Requisite Consents in the Tender Offer. In the event of any proration of the Notes, the Consents delivered shall be null and void.
Any Notes validly tendered and related Consents validly delivered may be withdrawn or revoked from the Tender Offer and the Consent Solicitation at or prior to the Withdrawal Deadline.  Any Notes validly tendered and related Consents validly delivered on or prior to the Withdrawal Deadline that are not validly withdrawn or revoked prior to the Withdrawal Deadline may not be withdrawn or revoked thereafter, except as required by law.  In addition, any

Notes validly tendered and related consents validly delivered after the Withdrawal Deadline may not be withdrawn or revoked, except as required by law.
The Company reserves the right, but is under no obligation, at any point following the Early Tender Deadline and before the Expiration Date, subject to the satisfaction or waiver of the conditions to the Tender Offer and the Consent Solicitation, to accept for purchase any Notes validly tendered and Consents validly delivered on or prior to the Early Tender Deadline and not validly withdrawn (or Consents revoked) on or prior to the Withdrawal Deadline (the settlement date of such purchase being the “Early Settlement Date”), subject to the Tender Cap and proration. The Early Settlement Date is currently expected to occur on or about August 28, 2018, the business day after the Early Tender Deadline, subject to all conditions to the Tender Offer and the Consent Solicitation having been either satisfied or waived by the Company. On such Early Settlement Date, the Company will accept Notes validly tendered and Consents validly delivered on or prior to the Early Tender Deadline and not validly withdrawn (or Consents revoked) on or prior to the Withdrawal Deadline, subject to the Tender Cap and proration. The Company will purchase any remaining Notes that have been validly tendered (with Consents that have been validly delivered) and not validly withdrawn (or Consents revoked) at or prior to the Expiration Date, subject to all conditions to the Tender Offer and the Consent Solicitation having been either satisfied or waived by the Company, promptly following the Expiration Date (the settlement date of such purchase being the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”), subject to the Tender Cap and proration. The Final Settlement Date is expected to occur on September 13, 2018, the business day following the Expiration Date, assuming that the conditions to the Tender Offer and the Consent Solicitation are satisfied or waived. Notes accepted on the Final Settlement Date, if any, will be accepted subject to the Tender Cap and proration.
Subject to the satisfaction or waiver of the conditions to the Tender Offer, if the Company accepts for purchase any Notes validly tendered and Consents validly delivered on or prior to the Early Tender Deadline and not validly withdrawn (or Consents revoked) on or prior to the Withdrawal Deadline, such Notes and Consents will be accepted for purchase in priority to other Notes and Consents validly tendered or delivered pursuant to the Tender Offer and Consent Solicitation after the Early Tender Deadline. Accordingly, if the Tender Cap is reached on or prior to the Early Tender Deadline, no Notes and Consents that are validly tendered or delivered after the Early Tender Deadline will be accepted for purchase and any Notes and Consents accepted for purchase on the Early Settlement Date will be accepted on a prorated basis up to the amount of the Tender Cap.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
BofA Merrill Lynch, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are the dealer managers (the “Dealer Managers”) in the Tender Offer and Consent Solicitation.  Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent (the “Depositary and Information Agent”) for the Tender Offer and Consent Solicitation.  Questions regarding the Tender Offer and Consent Solicitation should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or Wells Fargo Securities, LLC at (866) 309-6316 (toll-free).  Requests for copies of the Offer to Purchase and  Consent Solicitation Statement and other related materials should be directed to Global Bondholder Services Corporation at (email) contact@gbsc-usa.com, (866) 470-4200 (U.S. Toll-Free), (212) 430-3774 (Banks and Brokers) or at http://www.gbsc-usa.com/Qorvo (website).
None of the Company, its board of directors, the Dealer Managers, the Depositary and Information Agent, the Trustee under the Indenture, or any of the Company’s affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offer and Consent Solicitation.  The Tender Offer

and Consent Solicitation are made only by the Offer Documents.  The Tender Offer and Consent Solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the Tender Offer and Consent Solicitation are required to be made by a licensed broker or dealer, the Tender Offer and Consent Solicitation will be deemed to be made on behalf of the Company by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
About Qorvo

Qorvo (Nasdaq: QRVO) makes a better world possible by providing innovative RF solutions at the center of connectivity. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers’ most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including advanced wireless devices, wired and wireless networks and defense radar and communications. We also leverage our unique competitive strengths to advance 5G networks, cloud computing, the Internet of Things, and other emerging applications that expand the global framework interconnecting people, places and things. Visit http://www.qorvo.com to learn how Qorvo connects the world.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results, our dependence on a few large customers for a substantial portion of our revenue, a loss of revenue if contracts with the U.S. government or defense and aerospace contractors are canceled or delayed, our ability to implement innovative technologies, our ability to bring new products to market and achieve design wins, the efficient and successful operation of our wafer fabrication and other facilities, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, variability in manufacturing yields, industry overcapacity, inaccurate product forecasts and corresponding inventory and manufacturing costs, dependence on third parties, our dependence on international sales and operations, our ability to attract and retain skilled personnel and develop leaders, the possibility that future acquisitions may dilute our stockholders' ownership and cause us to incur debt and assume contingent liabilities, fluctuations in the price of our common stock, our ability to protect our intellectual property, claims of intellectual property infringement and other lawsuits, security breaches and other similar disruptions compromising our information, and the impact of government and stringent environmental regulations. These and other risks and uncertainties, which are described in more detail in Qorvo’s most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.